MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 27, 2023

Quarterly Distribution Report No. 233

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 26, 2023.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the fourth quarter of 2022 (the “Q4 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q4 Distribution Period (the “Contingent Portion Payment”).

The Trust received $272,831 ($.9824 per Trust Unit) for the Contingent Portion Payment attributable to the Q4 Distribution Period, as compared to $220,729 ($.7948 per Trust Unit) for the payment attributable to the fourth quarter of 2022.

After receiving the Contingent Portion Payment, the Trust paid $87,981 to third parties in connection with invoices rendered to the Trust, leaving a balance of $184,850 ($.6656 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on March 26, 2023.

During the twelve month period ended March 31, 2023, the Trust’s aggregate distributions will amount to $830,452 ($2.9903 per Trust Unit), as compared to $755,654 ($2.7210 per Trust Unit) during the twelve month period ended March 31, 2022.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2023 and March 31, 2022 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2023		Per Unit*

Gross royalty income collected by EMI for the period	$900,151

Less: Related royalty expense	355,883
Amount deducted by EMI	269,449
Adjustment for copyright renewals, etc.	1,988
Foreign Tax Credits Received	—

	627,320

Balance as reported by EMI	$272,831

Payments received by Trust	$272,831		$.9824

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	87,981		.3168

Balance available for distribution	$184,850		$.6656

Distribution per Unit*		$.6656

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2022		Per Unit*	Twelve Months Ended March 31, 2023		Per Unit	Twelve Months Ended March 31, 2022		Per Unit

$567,165			$3,614,766			$2,973,942

203,015			1,328,527			1,104,963
141,248			1,101,487			862,343
2,173			5,038			5,300
—			—			—

346,436			2,435,052			1,972,606

$220,729			$1,179,714			$1,001,336

$220,729		$.7948	$1,179,714		$4.2480	$1,001,336		$3.6057

65,429		.2356	349,262		1.2577	245,682		.8847

$155,300		$.5592	$830,452		$2.9903	$755,654		$2.7210

	$.5592			$2.9903			$2.7210